CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Amendment No. 1 to Registration Statement on Form S-1 of our report dated September 21, 2007, except for the presentation of net loss per common share as disclosed in paragraphs h. and l. of Note 3 and in Note 15, as to which the date is September 28, 2007, relating to the consolidated financial statements and financial statement schedule of InSight Health Services Holdings Corp., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PRICEWATERHOUSECOOPERS LLP
Orange County, California
December 6, 2007